CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34766) of Stewart Enterprises, Inc. of our report dated June 29, 2001 relating to the financial statements and supplement schedule of Stewart Enterprises Employees' Retirement Trust, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New Orleans, Louisiana

June 28, 2002